Exhibit 10.33
CAPITALSOURCE BANK CHANGE IN CONTROL AGREEMENT
     THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”) is effective the 21st day of January 2009 (the “Effective Date”), by and between CapitalSource Bank, a California bank (the “Employer”) and John A. Bogler (the “Executive”).
     NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
     1. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:
     (a) Annual Compensation. The Executive’s “Annual Compensation” for purposes of this Agreement shall be deemed to mean the sum of (1) the base salary as of the Date of Termination and (2) the average of the annual cash bonuses paid and the value (as reasonably determined by the Employer) of any equity awards designated by Employer as eligible for purposes of this agreement by the Employer to the Executive during the prior two calendar years, or if the Executive has been employed by the Employer for less than two years, the Executive’s target bonus (in lieu of average bonuses).
     (b) Bank Change in Control. “Bank Change in Control” shall mean the occurrence of one or more of the following events: (i) any person (other than a Company Affiliate) is or becomes the record owner of more than 50% of the Voting Stock of the Employer; (ii) the Employer adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iii) the Employer transfers all or substantially all of its assets or business (unless the shareholder of the Employer immediately prior to such transaction beneficially owns, directly or indirectly, more than 50% of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Employer); or (iv) any merger, reorganization or consolidation of the Employer unless, immediately after consummation of such transaction, the shareholder of the Employer immediately prior to the transaction beneficially owns, directly or indirectly, more than 50% of the Voting Stock of the Employer. For purposes of this Change in Control definition, the “Employer” shall include any entity that succeeds to all or substantially all of the business of the Employer and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.
     (c) Cause. Termination of the Executive’s employment for “Cause” shall mean: (i) the Executive’s knowing violation of law in the course of performance of the duties of Executive’s employment with the Company or any Company Affiliate, and/or the Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving dishonesty, disloyalty, or fraud with respect to the Employer; (ii) the Executive’s material breach of any obligation in this Agreement; (iii) the Executive’s engaging in conduct constituting a material breach of any fiduciary duty to the Employer, willful and material misconduct, or gross negligence; (iv) any act of dishonesty, fraud, misrepresentation, or embezzlement by the Executive that harms or injures the Employer or a Company Affiliate; (v) the Executive’s failure to retain regulatory approval from the Federal Deposit Insurance Corporation (the “FDIC”), the California Department of Financial Institutions, or any other state or federal regulatory body with oversight or authority over banking or the Employer (a “Regulator”) for any position Executive maintains with Employer; (vi) Employer’s termination of Executive’s employment arising out of or in connection with any direct or indirect order, request, mandate or other instruction of any Regulator or a finding by any such Regulator that Executive’s performance threatens the safety or soundness of the Employer or any of its subsidiaries; (vii) the Executive’s failure to furnish all information or take any other steps necessary to enable Employer to maintain fidelity bond coverage (in an amount and with a surety company selected by Employer in its sole discretion) of Executive during the term of his employment; or (viii) the Executive’s continued failure to competently perform the Executive’s duties after receiving written notice from the Employer identifying the manner in which the Executive has failed to perform competently and being given 30 days to cure such failure.
     (d) Change in Control. “Change in Control” shall mean both “Bank Change in Control” and “CSE Change in Control”.

     (e) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
     (f) Company Affiliate. “Company Affiliate” means any entity controlled by, in control of, or under common control with, the Employer.
     (g) CSE Change in Control. “CSE Change in Control” means (i) the dissolution or liquidation of CapitalSource Inc. or a merger, consolidation, or reorganization of CapitalSource Inc. with one or more other entities in which CapitalSource Inc. is not the surviving entity, (ii) a sale of substantially all of the assets of CapitalSource Inc. to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which CapitalSource Inc. is the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of shares of CapitalSource Inc. or its successor; provided however, that a transaction described in (i) or (ii) shall not be a CSE Change in Control if persons who are shareholders of CapitalSource Inc. or its affiliates immediately prior to the transaction continue to own 50% or more of the combined voting power of CapitalSource Inc. or the resulting entity immediately following the transaction.
     (h) Date of Termination. “Date of Termination” means (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated by the Employer or the Executive, the date specified in the Notice of Termination; or (iii) if the Executive’s employment ends because of Non-Renewal, the date on which the Initial Term or the Extended Term, as the case may be, expires. Notwithstanding the foregoing, the Executive’s Date of Termination shall mean the date of the Executive’s separation from service as defined in Code Section 409A.
     (i) Disability. “Disability” shall mean the Executive is substantially unable to perform the Executive’s material duties by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for at least 90 consecutive days or more than 120 days in any 12 month period. The Executive agrees, in the event of any dispute as to whether a Disability exists and if requested by the Employer, to submit to a physical examination by a licensed physician selected by mutual agreement between the Employer and the Executive, the cost of such examination to be paid by the Employer. The written medical opinion of such physician shall be conclusive and binding upon the parties as to whether a Disability exists and the date when such Disability arose. This Agreement shall be interpreted and applied so as to comply with the provisions of the Americans with Disabilities Act (to the extent that it is applicable) and any applicable state or local laws.

     (j) Good Reason. Termination by the Executive of the Executive’s employment for “Good Reason” shall mean termination by the Executive as a result of or within the 12 months following a Change in Control based on: (i) the Employer’s failure to pay any Annual Compensation due and payable to the Executive; (ii) a change in the Executive’s title below the Executive’s level immediately prior to the date of the Change in Control or a material diminution by the Employer in Executive’s authority, responsibilities or duties (not including, by itself, removal of authority or responsibility for any aspect of Executive’s position) taken as a whole; (iii) the Employer’s willful and material breach of any obligation in this Agreement; or (iv) a relocation of the Executive’s primary place of employment to a location that increases the Executive’s commute prior to the Change in Control (the distance between the Executive’s primary residence and primary place of employment prior to the relocation) by more than 25 miles. The Executive understands and agrees that none of the foregoing events shall constitute Good Reason if the Executive consents in writing to such event. The Executive further understands and agrees that none of the foregoing events shall constitute Good Reason unless and until the Executive provides written notice to the Employer identifying the asserted grounds for Good Reason, such notice is provided to the Employer within 45 days of such event, and the Employer fails to cure such asserted grounds for Good Reason within 60 days of its receipt of such notice from the Executive. A Good Reason termination shall not exist unless the Executive resigns within 150 days from the date of the initial existence of one of the foregoing conditions.
     (k) IRS. “IRS” shall mean the Internal Revenue Service.
     (l) Notice of Termination. Any purported termination of the Executive’s employment by the Employer for any reason, including without limitation for Cause or Disability, or by the Executive for any reason, including without limitation for Good Reason, shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written dated notice which indicates the specific termination provision in this Agreement relied upon.
     2. Term of Agreement. The term of this Agreement shall be for two years, commencing on the Effective Date, and shall automatically extend for an additional consecutive 12 month period on the first anniversary of the Effective Date unless and until the Employer or the Executive provides written notice to the other party not less than 60 days before such anniversary date that such party is electing not to extend the term of this Agreement (“Non-Renewal”). References herein to the term of this Agreement shall refer both to the initial term and successive terms.
     3. Benefits Upon Termination. During the term of this Agreement, if the Executive’s employment by the Employer terminates as a result of a Change in Control, or if the Employer terminates the Executive’s employment other than for Cause or Disability within 12 months following a Change in Control, or if the Executive terminates the Executive’s employment for Good Reason within 12 months following a Change in Control, then (in accordance with the other terms of this Agreement, including but not limited to Section 6):
     (a) the Employer shall pay the Executive an amount equal to two times the Executive’s Annual Compensation;
     (b) any unvested shares of CapitalSource Inc.’s common stock granted to the Executive in connection with the Executive’s employment shall vest subject to any revocation period set forth herein; and
     (c) the Employer shall pay for the Executive and the Executive’s covered dependents to participate or continue to participate, on the same terms and conditions as available or applicable immediately prior to the Executive’s Date of Termination, in such medical and dental insurance plans through COBRA (to the extent the Executive and the Executive’s eligible dependents were eligible to participate or were participating in such plans immediately prior to the Date of Termination) until the earlier of (i) the Executive obtaining new employment, and (ii) 18 months from the Date of Termination.
     4. Limitation of Benefits under Certain Circumstances. Notwithstanding any other provision of this Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Executive with the Employer or any affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Executive, whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Arrangement”), if the Executive is a “disqualified individual,” as defined in Section 280G(c) of the Code, any equity award held by the Executive and any right to receive any payment or other benefit under this Agreement or otherwise shall not become exercisable, vested or paid (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Executive under this Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Executive under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(bX2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Executive from the Employer under this Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Agreement, in conjunction with all other rights, payments, or benefits to or for the Executive under any Other Agreement or any Benefit Arrangement would cause the Executive to be considered to have received a Parachute Payment under this Agreement that would have the effect of decreasing the after-tax amount received by the Executive as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Executive’s sole discretion, to designate those rights, payments, or benefits under this Agreement, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Agreement under this Agreement be deemed to be a Parachute Payment; provided, however, that in order to comply with Code Section 409A, the reduction or elimination will be performed in the order in which each dollar of value subject to a payment, benefit or award reduces the Parachute Payment to the greatest extent.
     5. Withholding. All payments required to be made by the Employer hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Employer may reasonably determine should be withheld pursuant to any applicable law or regulation.
     6. Requirement of General Release. The Executive agrees that, as a condition to receiving any payments or other benefits hereunder, the Executive will execute a general release of claims in a form acceptable to the Employer. Within five business days of the Date of Termination, the Employer shall deliver to the Executive the release, and such release shall be signed within 21 days of the receipt of the release by Executive. Any payment to be made hereunder shall be made within ten business days following the later of the Employer’s receipt of the executed general release of claims or the expiration of the revocation period (to the extent that there is a revocation period) without the general release of claims being revoked by the Executive.
     7. Nature of Employment and Obligations. Nothing contained herein shall be deemed to create any relationship other than a terminable at will employment relationship between the Employer and the Executive, and the Employer may terminate the Executive’s employment at any time, subject to providing any payments specified herein in accordance with the terms hereof.
     8. Offset. Any payments to the Executive pursuant to this Agreement shall, at the Employer’s discretion, be offset and less any amounts owed by the Executive to the Employer as of the Date of Termination, including without limitation, any denied expense reimbursements, any personal expenses, any unpaid loan balances, the value of any negative leave balances, any repayment obligations for the signing bonus, and any other amounts owing to the Employer. The Executive hereby consents to and authorizes such offsets.
     9. Attorney’s Fees. In the event of any dispute relating to or arising from this Agreement, the Executive shall be entitled to recover from the Employer any and all costs and expenses (including without limitation attorneys’ fees and other charges of counsel) incurred in connection with litigating such dispute if such dispute is resolved in favor of the Executive. Otherwise, each party is responsible for their own costs.
     10. Severability; Assignability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect. This Agreement shall be binding upon, and inure to the benefit of, the Executive, the Employer and their respective successors and assigns. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that the rights and obligations of the Employer hereunder shall be assignable and delegable to any Company Affiliate or in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or equity interests of the Employer or similar transaction involving the Employer or a successor corporation. The Employer shall require any successor to the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Subject to any provisions in this Agreement restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
     11. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the party against whom enforcement is sought. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
     12. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
     13. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply). The parties hereby consent to the exclusive jurisdiction of, and venue in, any federal or state court of competent jurisdiction located in Los Angeles County, California for the purposes of adjudicating any and all claims, demands, causes of action, disputes, controversies, and other matters rising out of or relating to this Agreement, any of its provisions, or the relationship between the parties created by this Agreement.
     14. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the subject matter herein, there being no representations, warranties or commitments except as set forth herein. This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
     15. Notice. All notices, demands, requests or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered, mailed by first class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:
(a)	If to the Employer:

CapitalSource Bank Attn: Steven A. Museles, Chief Legal Officer c/o CapitalSource 4445 Willard Avenue 12th Floor Chevy Chase, MD 20815 Tel: (301) 841-2732 Fax: (301) 841-2380

(b)	If to the Executive: Address last shown on the Employer’s records.
     Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, delivery receipt, confirmation of facsimile transmission, or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
     16. Regulatory Provisions. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. § 1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359, if and to the extent applicable at the time of any payment.

     17. IRS Section 409A.
     (a) With respect to payments under this Agreement for purposes of Section 409A of the Code, each COBRA continuation reimbursement payment will be considered one of a series of separate payments;
     (b) If at the time of Executive’s separation from service, (i) Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time, and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.
     (c) Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.
     (d) To the extent the Executive would be subject to the additional 20% tax imposed on certain deferred compensation arrangements pursuant to Section 409A of the Code as a result of any provision of this Agreement, such provision shall be deemed amended to the minimum extent necessary to avoid application of such tax and the parties shall promptly execute any amendment reasonably necessary to implement this Section 17. The Executive and the Employer agree to cooperate to make such amendments to the terms of this Agreement as may be necessary to avoid the imposition of penalties and additional taxes under Section 409A of the Code to the extent possible; provided, however, that the Employer agrees that any such amendment shall provide the Executive with economically equivalent payments and benefits, and the Executive agrees that any such amendment will not materially increase the cost to, or liability of, the Employer with respect to any payments.
     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

Attest:
/s/ Steven A. Museles
Attest:
/s/ Steven A. Museles
CAPITALSOURCE BANK
By: /s/ Tad Lowrey
Name: Tad Lowrey
Title: President and Chief Executive Officer
JOHN A. BOGLER
By: /s/ John A. Bogler